Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 134 to File No. 033-59692; Amendment No. 135 to File No. 811-07584) of Rydex Series Funds of our reports dated May 22, 2014 and May 30, 2014 on the financial statements and financial highlights of Inverse NASDAQ-100® Strategy Fund, Inverse S&P 500® Strategy Fund, Nova Fund, NASDAQ-100® Fund, Government Long Bond 1.2x Strategy Fund, and Inverse Government Long Bond Strategy Fund, included in the March 31, 2014 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
September 16, 2014